     As filed with the Securities and Exchange Commission on July 14, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                              Neurogen Corporation
             (Exact name of registrant as specified in its charter)

            Delaware                               2834                            22-2845714
   (State or other jurisdiction        (Primary standard industrial             (I.R.S. employer
 of incorporation or organization)     classification code number)           identification number)

                          35 Northeast Industrial Road
                          Branford, Connecticut 06405
                                 (203) 488-8201
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              HARRY H. PENNER, JR.
                     President and Chief Executive Officer
                              Neurogen Corporation
                          35 Northeast Industrial Road
                          Branford, Connecticut 06405
                                 (203) 488-8201
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:

                           DONALD B. BRANT, JR., ESQ.
                      Milbank, Tweed, Hadley & McCloy LLP
                            1 Chase Manhattan Plaza
                            New York, New York 10005
                                 (212) 530-5000

   Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                                       Proposed Maximum
                                      Proposed Maximum    Aggregate      Amount of
  Title of Securities    Amount to be  Offering Price   Offering Price  Registration
    to be Registered      Registered   Per Share (1)         (1)            Fee
------------------------------------------------------------------------------------
Common stock, par value
 $.025 per share........  1,638,000       $29.875        $48,935,250     $12,918.91
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457(c) of the Securities Act of 1933 based on the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on July 7, 2000.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in the preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities Exchange Commission is effective. This preliminary + +prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 14, 2000

PROSPECTUS

           Neurogen
           Corporation

                                1,638,000 Shares

                                  Common Stock

                                  -----------

  The selling shareholders identified in this prospectus may sell up to 1,638,000 shares of common stock of Neurogen Corporation, a Delaware corporation. The selling shareholders may offer and sell their shares of common stock from time to time:

    --on terms to be determined at the time of a sale;

    --in transactions on the Nasdaq National Market;

    --in privately negotiated transactions; or

    --in a combination of these methods of sale.

  Please see "Where You Can Find More Information" on page 9 for additional information about us on file with the United States Securities and Exchange Commission.

  Neurogen's common stock is traded on the Nasdaq National Market under the symbol "NRGN." On July 13, 2000 the closing price for the common stock on the Nasdaq National Market was $30.00 per share.

                                  -----------

  Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 2 of this prospectus.

                                  -----------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

July [ ], 2000

                                  THE COMPANY

   Neurogen is a leading drug discovery company. We engage in both the discovery and development of a broad range of novel small molecule compounds for pharmaceutical uses, and the development and exploitation of cutting-edge drug discovery technologies.

   We have diversified our drug discovery and development efforts across a broad number of disease-related targets and across multiple drug candidates for each target. Throughout the pharmaceutical industry the majority of all drug candidates fail to overcome all of the obstacles on the way to commercialization. Because of this high attrition rate, we believe that the true value of a drug discovery company's pipeline is most accurately measured by the company's ability to rapidly discover multiple generations of improved candidates within each of several programs, rather than by the promise of any single compound in any one program. We believe that this ability to rapidly and systematically produce multiple generations of incrementally improved drug candidates in multiple programs is our most valuable asset. Although we are much smaller than the well-known pharmaceutical companies, we have discovered eight small molecule drug candidates that we and our pharmaceutical company partners have taken into human clinical trials over the last six years. For our size, this represents a rate of clinical candidate generation that we believe rivals any in the biotechnology and pharmaceutical industries.

   We are constantly working to gain and maintain a competitive advantage in the process of discovering and developing new drug candidates. As a result, we have generated a high-quality collection, or library, of over 1.7 million potential drug compounds and have created powerful new drug discovery and refinement technologies. The prime example of these new technologies is our Accelerated Intelligent Drug Discovery (AIDD(TM)) system. Our AIDD system is an engine for the discovery of new drug leads and the optimization of these leads to create clinical drug candidates. We believe that this system also enables us to rapidly assess the functional utility of new gene-based potential targets. The AIDD system is a key factor contributing to our belief that our small molecule drug discovery, and development platform is among the most advanced and efficient in the industry.

   Recently, we have begun to exploit the utility of our drug discovery and development platform beyond our own drug programs. In June 1999, we granted Pfizer a non-exclusive license to a portion of our AIDD technology for up to $27 million payable over three years. We are also exploring possible partnerships with a number of leading biotechnology and genomics companies to access new drug targets. Such a partnership could result in a number of opportunities for us, including bolstering our existing drug pipeline or licensing access to newly characterized targets, newly expanded portions of our library or both.

   Neurogen was incorporated in Delaware in September 1987 and commenced operations in July 1988. Our executive offices and research and development facilities are located at 35 Northeast Industrial Road, Branford, Connecticut 06405. Our telephone number is (203) 488-8201. We maintain websites at www.neurogen.com and at www.AIDD.com. The contents of our websites are not part of this prospectus.

                                  RISK FACTORS

   You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to buy our common stock. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have not yet achieved profitability from product sales and expect to incur losses for the foreseeable future.

   We have been unprofitable in most years since our inception in 1987 and have incurred a cumulative net loss of approximately $37.5 million through March 31, 2000. In 1999 and 1998, we lost $14.6 million and $9.5 million, respectively. These losses are primarily attributable to costs we have incurred in the discovery and development of our new drug candidates. We recognized a net loss of $10.7 million for the three months ended March 31, 2000 as compared with a net loss of $3.4 million for the same period in 1999. The increase in net loss is primarily due to a non-recurring non-cash $6.5 million charge recognized in the first quarter upon the vesting of 137,625 shares of restricted stock granted to certain employees in 1998, and an increase in research and development and general and administrative expenses for the first quarter of 2000. Research and development costs and general and administrative expenses are expected to increase over the next several years. In 1999, research and development costs increased 15 percent to $24.0 million from $20.9 million in 1998. The 1998 amount represented a six percent increase over the 1997 amount of $19.7 million. As a result, we are likely to incur significant and increasing losses over at least the next several years. We are unable to predict when, or if, we will become profitable. If we continue to incur operating losses, we may eventually be unable to continue our operations.

Our only current revenue sources come from our collaborations and we are unlikely to derive any revenues from product sales in the foreseeable future.

   Revenues to date have come from three collaborative research agreements and one technology transfer agreement with Pfizer, one collaboration with Schering-Plough, one license agreement with American Home Products and from interest income. Payments under our drug collaboration agreements are currently scheduled to end by December 31, 2000. Payments under the 1999 Pfizer technology transfer agreement are scheduled to expire in June 2002. We have concluded our collaboration with and stopped receiving revenues from Schering-Plough. We have terminated our license agreement with and stopped receiving revenues from American Home Products.

   We have not achieved and do not expect to achieve revenues from product sales for several years, if at all. Revenue from product sales depends on whether we or one of our collaborative partners can successfully complete product development of, obtain required regulatory approvals for, and commercialize our products. We cannot assure you that we will ever achieve significant product revenues or have profitable operations.

All of our drug candidates are still being developed and may not result in commercial products for a number of years or at all.

   We are in the early stage of product development and we do not expect to have any products resulting from our research efforts commercially available for a number of years, if at all. To date, we have stopped developing six compounds which had previously been in clinical development. Currently, we have several compounds in preclinical development and three compounds in Phase I human clinical trials. The results of clinical testing to date on one of these compounds, NGD 96-1, suggest that it may not have sufficient drug-like characteristics to advance to the next stage of development. All of our compounds currently being developed, whether in human clinical trials or not, will require significant additional research, development and testing before they can be commercialized. We cannot accurately predict the time required or the cost involved in commercializing any new drug. In addition, developing new drugs is an extremely uncertain process, and unanticipated developments such as clinical or regulatory delays, unexpected side effects in test patients, or ineffectiveness would slow or prevent the development of a product. We cannot assure you that our research or product development efforts, or those of any of our collaborative partners either present or future, will result in a successful product.

The drug testing process is long, costly, and uncertain and most drug candidates fail to be approved. Even if approved for use in humans, a drug may prove to be unsafe or ineffective.

   A potential drug candidate must go through extensive preclinical (animal) and clinical (human) trials to prove that the drug is safe and effective before it can be commercialized. This extensive testing takes several years, is quite expensive, and more often than not leads to the conclusion that a drug candidate is not suitable for commercialization. Moreover, even if early drug testing appears positive, later testing or even the results of usage after commercialization may preclude further use of a drug. The results of preclinical tests performed on animals are not always accurate predictors of the safety, effectiveness, or suitability of drugs in humans. Similarly, the results of initial clinical trials do not necessarily accurately predict the results that will be obtained in the later stages of clinical trials. The appearance of adverse side effects or a lack of effectiveness in clinical trials could interrupt, delay or result in termination of clinical testing of the product in question and could ultimately prevent its approval by the United States Food and Drug Administration (the FDA) or foreign regulatory authorities. Either the FDA or we may suspend clinical trials at any time if the FDA or we believe that the individuals participating in the trials are being exposed to unacceptable health risks. Even products approved by the FDA or foreign regulatory authorities may later exhibit adverse side effects that prevent their widespread use or necessitate their withdrawal from the market. As a result, we cannot assure you that our drug candidates will be safe or effective in humans, that they will not produce undesirable side effects, or that they will ever get through the testing phases to commercialization. With the exception of our three lead candidates, NGD 91-3, NGD 97-1, and NGD 96-1, none of our current compounds has received regulatory clearance for any stage of clinical trials in humans. We cannot assure you that we will receive regulatory approval for clinical trials for any other compound being developed.

We have limited experience in the clinical process and we rely heavily on our collaborative partners for research and development funding and commercialization.

   We depend on our collaborative partners to fund a significant portion of our research and development expenses and to manufacture and market products resulting from our collaborations. Because we have limited experience conducting clinical trials, we also depend on our collaborative partners with respect to regulatory filings relating to, and the clinical testing of, compounds developed under our collaborations. In particular, we depend on Pfizer to conduct clinical trials for compounds on which we collaborate, including our lead compounds NGD 91-3, NGD 97-1, and NGD 96-1. Our reliance on collaborative partners exposes us to many risks, including the following:

  .  That a collaborator will halt, delay, or repeat clinical trials;

  . That a collaborator will alter the amount or timing of resources dedicated to our collaboration;

  .  That a collaborator will dispute our rights under an agreement;

  . That a collaborator will attempt to independently develop a competing drug on its own or in conjunction with a third party;

  .  That existing collaboration agreements will not be extended;

  . That a collaborator will not continue to develop a drug candidate after a collaboration agreement has ended; and

  .  That a collaborator will breach or terminate an agreement with us.

   If any of these risks were to occur, the research program in question, and possibly our business, would be adversely affected. We cannot assure you that our existing collaborations will be successful or that we will receive any future milestone payments. If our existing collaborations are not continued or are unsuccessful, our business would be materially adversely affected. If our collaborative partners do not continue the development of our compounds under our collaborations, we may not be able to do so on our own. Under all our collaborations with Pfizer, Pfizer controls the determination of when and if to advance compounds in the clinical process. In addition, we may not be able to find suitable partners for any new collaborations we may seek to enter. Any new collaborations would be subject to the same risks as our existing collaborations.

A consequence of entering into collaborative arrangements is that our potential upside is smaller if a successful product emerges than if we successfully commercialized a product on our own.

   We have entered into strategic collaborations with large pharmaceutical companies to develop and commercialize new drugs. Under our collaborations with Pfizer, we have, with limited exceptions, granted Pfizer the exclusive worldwide license to manufacture, use and sell products developed under the Pfizer agreements. Under our collaboration with Schering-Plough, we have granted Schering-Plough the exclusive worldwide license to market, and the exclusive license to manufacture for sale outside the United States, products developed under the Schering-Plough agreement. While these collaborations have allowed us to recoup our research and development expenses and avoid risking our own capital on these activities, they have, in most cases, limited our upside to receiving only royalties based on net sales levels should a successful drug result. Under our 1995 NPY-based obesity collaboration with Pfizer, we retained the option to fund some of the research and development costs associated with clinical trials in exchange for the right to share profits equally on any resulting drug. Were we to successfully develop and commercialize a drug completely on our own, however, our potential upside would be even larger.

We are exploring new alliances that may never materialize or may fail.

   We are exploring a number of possible partnerships or alliances in an effort to gain access to new targets for our drug discovery and development efforts. At the current time, we cannot predict what form such a partnership or alliance might take. To date, our only experience working with other companies has come from our drug program collaborations with large pharmaceutical companies. We do not have experience working under a target partnership and we have no experience managing a joint venture, merger or acquisition. We cannot assure you that we will be able to find a suitable partner for any such alliance on favorable terms or at all. We cannot assure you that if we find a suitable partner that we will have the financial capability to conclude an agreement. If we do form a partnership or other alliance to gain access to new targets, we cannot assure you that the venture will be successful or that it will achieve its intended purposes.

We are not certain about how much capital we may need and we may have difficulty raising needed capital in the future on favorable terms or at all.

   We have spent and will continue to spend substantial funds to complete the research, development and clinical testing of our products. We will need additional funds for these purposes, to establish additional clinical- and commercial-scale manufacturing arrangements and to provide for the marketing and distribution of our products. We may not be able to acquire additional funds on acceptable terms or at all. If we cannot acquire adequate funds, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs. This would materially and adversely affect our business, financial condition and operations.

   We believe that our cash, cash equivalents and investments, plus future scheduled payments under the Pfizer agreements, will be adequate to satisfy our capital needs through at least calendar year 2002. However, our actual capital requirements will depend on many factors, including:

  .  continued progress of our research and development programs;

  . our ability to market and distribute any products we develop and to establish new collaborative and licensing arrangements;

  .  changes in our existing collaborative relationships;

  .  progress with preclinical studies and clinical trials;

  .  the time and costs involved in obtaining regulatory clearance;

  . the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; and

  .  competing technological and market developments.

   We may seek to raise any necessary additional funds through equity or debt financings, collaborative arrangements with corporate partners or other sources which may dilute the interest our existing stockholders have in our company. In addition, in the event that we obtain additional funds through arrangements with collaborative partners or other sources, these arrangements may require us to give up rights to some of our technologies, product candidates or products under development that we would otherwise seek to develop or commercialize ourselves.

We face rapid technological change and intense competition.

   The biopharmaceutical industry is highly competitive and subject to rapid and substantial technological change. Developments by others may render our products under development or our technologies noncompetitive or obsolete. We may be unable to keep pace with technological developments or other market factors. Technological competition in the industry, principally from major pharmaceutical companies, but also from biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Our competitors may develop products that are safer, more effective or less costly than any products we may develop or may be able to complete their development more quickly. Our most advanced clinical programs focus on central nervous system disorders and based on our review of patent filings and information from industry sources, we believe that most of the major pharmaceutical companies have drug programs to compete with ours. These companies include Merck, Eli Lilly and Pfizer and there are likely others. Many of these entities have significantly greater research and development capabilities than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. In addition, acquisitions of, or investments in, competing development-stage pharmaceutical or biotechnology companies by large corporations could increase such competitors' financial, marketing, manufacturing and other resources. If a competitor were to develop and successfully commercialize a drug similar to one we were working on before us, it would put us at a significant competitive disadvantage.

We are subject to strict governmental regulation. If we cannot obtain product approvals or if we cannot comply with ongoing governmental regulations our business could be adversely affected.

   Our products are subject to extensive regulation and review by numerous federal, state and local government agencies both in the United States and in other countries where we intend to test and market our products. The process by which we obtain regulatory approval to market a product involves substantial cost and can take many years. The data we obtain from preclinical and clinical trials may be subject to varying interpretations which can delay, limit or prevent the approval of the relevant governmental authority. If there are delays and costs in obtaining regulatory approvals, our business could be materially affected. We cannot assure you that agencies, such as the FDA, will not change the end points for clinical trials once they have begun, that clinical data will be accepted by the FDA or similar agencies, or that any approvals will be granted on a timely basis, if at all. Even if we obtain regulatory approval of a drug, the approval may include limitations and restrictions on the drug's use. In addition, we would be subject to continual review by the government and any subsequent discovery of previously unrecognized problems could result in restrictions being placed on either us or our products. These restrictions could include an order to withdraw a product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

We may not be able to protect our intellectual property.

   Our success depends, in part, on our ability to obtain patents, maintain trade secrets and operate without infringing on the intellectual property rights of third parties. We file patent applications both in the United States and in foreign countries to protect both our products and our processes. The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. We cannot assure you that our patent applications will be successful or that our current or future patents will afford us protection against our competitors. It is possible that our patents will be successfully challenged or that patents issued to others may preclude us from commercializing our products. Litigation to establish the validity of patents, to defend against infringement claims or to assert infringement claims against others can be lengthy and expensive. Moreover, much of our expertise and technology cannot be patented. We also rely heavily on trade secrets and confidentiality agreements with collaborators, advisors, employees, consultants, vendors and other service providers. We cannot assure you that these agreements will not be breached or that our trade secrets will not otherwise become known or be independently discovered by competitors. Our business would be adversely affected if our competitors were able to learn our secrets or if we were unable to protect our intellectual property.

We are subject to uncertainties regarding health care reimbursement and reform.

   The continuing efforts of the government, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, the future revenues and profitability of our potential customers, suppliers and collaborative partners, and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, both the federal and state governments will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and reform of the Medicare and Medicaid systems. While we cannot predict whether any such proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on our business, financial condition and results of operations.

   Our ability to market our products successfully will depend, in part, on the extent to which appropriate reimbursements for the cost of our products and related treatments are available from governmental authorities, private health insurers and other organizations, such as HMOs. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Third-party payers, including Medicare, are constantly challenging the prices charged for medical products and services. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could materially adversely affect our ability to operate profitably.

Our business depends on the retention of key personnel.

   Our success to date has depended on the skills of our scientific and management personnel. We believe our future success will depend, in large part, on our ability to recruit and retain such personnel and consultants. We face significant competition for such individuals from other companies, academic institutions, government entities and other organizations. In particular, there is currently a shortage of qualified Ph.D. chemists and drug metabolism scientists in the industry. If we cannot attract or retain these key personnel our business could be adversely affected.

We rely heavily upon third parties for our manufacturing requirements.

   To complete our clinical trials and to commercialize our product candidates we need access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We will depend on our collaborators or third parties for the manufacture of compounds for pre-clinical, clinical and commercial purposes in their FDA-approved manufacturing facilities. Our products may be in competition with other products for access to these facilities. Consequently, our products may be subject to manufacturing delays if collaborators or outside contractors give other products greater priority than our products. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost-effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products on a timely and competitive basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future.

We lack marketing and sales experience.

   We currently have limited marketing, sales or distribution experience and we intend to rely on our collaborative partners for this expertise if one of our products is successfully commercialized. Therefore, to service markets in which we have retained sales and marketing rights or in the event that any of our collaborative agreements is terminated, we must develop a sales force with technical expertise. We have no experience in developing, training or managing a sales force. We will incur substantial additional expenses in developing, training and managing this sales force. We may be unable to build such a sales force, the cost of establishing such a sales force may exceed any product revenues, or our direct marketing and sales efforts may be unsuccessful. In addition, we compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against such other companies. Moreover, even if we or one of our partners is able to bring a product to market, we cannot assure you that these products will gain acceptance among physicians, patients or third-party payers.

Our business exposes us to product liability claims.

   We face an inherent risk of exposure to product liability claims in the event that the use of one of our products is alleged to have caused an adverse effect on patients. This risk exists for products being tested in human clinical trials, as well as for products that receive regulatory approval for commercial sale. Manufacturers of pharmaceuticals have been the subject of significant product liability litigation and we cannot assure you that we will not be threatened with or become subject to such a claim. We maintain product liability insurance for compounds we are testing in clinical trials. We intend to seek additional product liability insurance coverage if and when our products are commercialized. We can give you no assurance, however, that we will be able to obtain such insurance at acceptable costs, if at all or that such coverage, if obtained, will be adequate to cover any claims. If we cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims we could be prevented from commercializing our products. If we are subject to a product liability claim or recall, our reputation, business, financial condition and results of operations could be materially adversely affected.

Our business involves hazardous materials and the risk of environmental liability.

   As with many biotechnology companies, in connection with our research and development activities, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although we believe that we have complied with the applicable laws, regulations and policies in all material respects and have not been required to correct any material noncompliance, we may have to incur significant costs to comply with environmental and health and safety regulations in the future. Our research and development involves the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and radioactive materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could adversely affect our business or possibly exceed our resources.

Risks Related to the Offering

The price of our common stock may be volatile.

   The market prices for securities of biotechnology companies, including ours, have historically been highly volatile. The market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock may fluctuate significantly due to a variety of factors, including:

  . the results of preclinical testing and clinical trials by us or our competitors;

  .  technological innovations or new therapeutic products;

  .  governmental regulation;

  .  developments in patent or other proprietary rights;

  .  litigation;

  .  public concern as to the safety of products developed by us or others;

  .  comments by securities analysts; and

  .  general market conditions in our industry.

If our stockholders sell substantial amounts of our common stock, the market price of our common stock may fall.

   If our stockholders sell substantial amounts of our common stock including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We do not expect to pay dividends on our common stock.

   We have never declared or paid dividends on our common stock in the past and we do not expect to pay dividends on our common stock for the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements under "The Company," "Risk Factors" and elsewhere included or incorporated by reference in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial or business performance and are identified by terminology such as "may," "might," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue" or the negative of such terms or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors, among others, may cause actual events or our actual performance to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

   We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

   You may inspect and copy these materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials from the SEC at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "NRGN." You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Incorporation of Certain Documents by Reference

   The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 30, 2000, an amendment thereto filed on March 31, 2000 and an amendment thereto filed on May 1, 2000, including all material incorporated by reference therein;

  2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, filed on May 15, 2000 including all material incorporated by reference therein;

  3. Our Current Report on Form 8-K, filed on July 12, 2000, including all material incorporated by reference therein;

  4. The description of our common stock which is contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act on February 21, 1990, as amended on March 5, 1990.

   If you request a copy of any or all of the documents incorporated by reference, we will send you the requested copies at no charge. We will not, however, send you the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Stephen R. Davis, Senior Vice President and Chief Business Officer of Neurogen, at 35 Northeast Industrial Road, Branford, Connecticut 06504, (203) 315-3016.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from the sale of common stock by any selling shareholder in this offering.

                              SELLING SHAREHOLDERS

   On June 29, 2000, we sold an aggregate of 1,638,000 shares of common stock of the Company to the selling shareholders pursuant to a Stock Purchase Agreement dated June 26, 2000. In connection with this sale, we agreed to file a registration statement with the SEC covering the shares issued to each selling shareholder and agreed to indemnify each selling shareholder against claims made against them arising out of, among other things, statements made in this registration statement. We have agreed to cause this registration statement to remain effective until (a) all the common stock has been re-sold or (b) two years after the closing of the sale of the common stock pursuant to the Stock Purchase Agreement, whichever occurs earlier.

   The following table provides certain information with respect to shares of common stock held and to be offered under this prospectus from time to time by each selling shareholder. Assuming the selling shareholders sell all the common stock being offered by this prospectus, none of the selling shareholders will own any common stock after the offering except as indicated in the table. There can be no assurance that the selling shareholders will sell all the common stock being offered. See "Plan of Distribution."

   We are unaware of any material relationship between any of the selling shareholders and us in the past three years other than as a result of the ownership of the shares of common stock.


                                                  Shares Beneficially
                                                     Owned Prior to    Number of
                                                        Offering        Shares
                                                  --------------------   Being
                 Selling Shareholder               Number   Percent(1)  Offered
                 -------------------              --------- ---------- ---------
     Clarion Capital Corporation.................    20,000     *         20,000
     Clarion Offshore Fund LTD...................     6,400     *          6,400
     Clarion Partners, L.P.......................    13,600     *         13,600
     DWS Investments Gmbh........................   800,000    4.63%     800,000
     HCI Healthcare Investments Ltd..............    40,000     *         40,000
     Jackson Square Partners, L.P................   200,000    1.16%     200,000
     Marcuard Cook & CIE, S.A....................    30,000     *         30,000
     Metzler Investments(2)......................   299,500    1.74%     150,000
     Munder Framlington Healthcare...............   100,000     *        100,000
     Oppenheimer & Co.(3)........................ 1,875,000   10.87%     200,000
     Veritas SG Investment Trust GMBH............    78,000     *         78,000
       TOTAL..................................... 3,462,500   20.07%   1,638,000

--------
 * Less than one percent.
(1) Percentage of ownership is based on 17,253,515 shares of common stock outstanding on June 30, 2000.
(2) If all shares being offered are sold, would own 149,500 or less than 1%, following the offering.
(3) If all shares being offered are sold, would own 1,675,000 shares, or 9.71%, following the offering.

                              PLAN OF DISTRIBUTION

   We are registering the shares of common stock offered by the selling shareholders pursuant to contractual registration rights contained in a Registration Rights Agreement dated June 26, 2000. The selling shareholders may sell their shares on the Nasdaq National Market, in private transactions or in a combination of such methods of sale. The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated or at fixed prices. If the selling shareholders sell shares to or through brokers or dealers, they may pay the brokers or dealers compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of shares by the selling shareholders.

   The selling shareholders and any persons who participate in the sale of the shares may be deemed to be "underwriters" as defined in the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sales of shares by them might be deemed underwriting discounts and commissions under the Securities Act. In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers.

   We have agreed in the Registration Rights Agreement to register the shares of our common stock received by the selling shareholders pursuant to the Stock Purchase Agreement under applicable federal and state securities laws under certain circumstances and at certain times. Pursuant to the Registration Rights Agreement, we have filed a registration statement related to the shares offered hereby and have agreed to keep such registration statement effective until (a) all the common stock has been re-sold or (b) two years after the closing of the sale of the common stock pursuant to the Stock Purchase Agreement, whichever occurs earlier.

   We are not paying any underwriting commissions or discounts in this offering. We will, however, pay for the expenses incurred in this offering. We estimate these expenses to be approximately $62,914. We have agreed to indemnify the selling shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, LLP, New York, New York.

                                    EXPERTS

   The financial statements of Neurogen Corporation as of December 31, 1998 and 1999 and for the years ended December 31, 1998 and 1999 incorporated in this prospectus by reference to the Company's annual report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Neurogen Corporation for the year ended December 31, 1997, appearing in Neurogen Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report on the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS THAT ARE NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

   THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ----------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
     THE COMPANY..........................................................   1
     RISK FACTORS.........................................................   2
     FORWARD-LOOKING STATEMENTS...........................................   8
     WHERE YOU CAN FIND MORE INFORMATION..................................   9
     USE OF PROCEEDS......................................................   9
     SELLING SHAREHOLDERS.................................................  10
     PLAN OF DISTRIBUTION.................................................  10
     LEGAL MATTERS........................................................  11
     EXPERTS..............................................................  11

                               ----------------

                                1,638,000 SHARES

                                  Neurogen
                                  Corporation

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

                                 JULY [ ], 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth all expenses payable by Neurogen Corporation in connection with the sale of the shares of common stock being registered. All of the amounts shown are estimates except for the registration fee. None of these expenses will be paid by the selling shareholders.

     Securities Act registration fee................................... $12,914
     Legal fees and expenses...........................................  20,000
     Accounting fees and expenses......................................  15,000
     Printing and engraving expenses...................................  10,000
     Miscellaneous.....................................................   5,000
                                                                        -------
       Total........................................................... $62,914
                                                                        =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

   The Company is a Delaware corporation. Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of corporations organized thereunder under certain conditions and subject to certain limitations. Article EIGHTH of the Restated Certificate of Incorporation of the Company provides that the Company shall, to the full extent permitted by Section 145, indemnify its directors and officers.

   The Company's Certificate of Incorporation, pursuant to Section 102(b)(7) of the General Corporation Law of Delaware, contains provisions eliminating the personal liability of a director to the Company or its stockholders for money damages for breach of fiduciary duty as a director. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of the law, for actions leading to improper personal benefits to the director, and for payment of dividends or stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other law, such as the state or federal securities laws or state or federal environmental laws.

   As permitted by the General Corporation Law of Delaware, the directors and officers of the Company are covered by insurance against certain liabilities which might be incurred by them in such capacities and in certain cases against which they cannot be indemnified by the Company.

   At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer, director, or employee of the Company.

ITEM 16. EXHIBITS

   (a) EXHIBITS

 Exhibit
 Number  Description of Document
 ------- -----------------------
  3.1    Restated Certificate of Incorporation, filed June 17, 1994
         (incorporated by reference to Exhibit 4.1 to Registration Statement
         No. 33-81268 on Form S-8).

  3.2 By-Laws, as amended (incorporated by reference to Exhibit 3.6 to the Company's Form 10-K for the fiscal year ended December 31, 1993).

  5.1                  Opinion of Milbank, Tweed, Hadley & McCloy LLP.

 23.1     Consent of PricewaterhouseCoopers LLP, Independent Auditors.

 23.2              Consent of Ernst & Young LLP, Independent Auditors.

 23.3     Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit
          5.1).

 24.1     Powers of Attorney of Frank C. Carlucci, Robert H. Roth, John Simon,
          John F. Tallman, Robert N. Butler, Jeffrey J. Collinson, Suzanne
          Woolsey, Mark Novitch, Barry M. Bloom, Julian C. Baker, and Felix J.
          Baker.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Branford, State of Connecticut on this the 14th day of July, 2000.

                                             NEUROGEN CORPORATION

                                             By: ______________________________
                                                    Harry H. Penner, Jr.
                                               President and Chief Executive
                                                         Officer

Date: July 14, 2000

   Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated and on the dates indicated:

                 Signature                            Title                  Date
                 ---------                            -----                  ----

                    *                       Chairman of the Board and    July 14, 2000
___________________________________________  Director
             Frank C. Carlucci

                    *                       President, Chief Executive   July 14, 2000
___________________________________________  Officer, Vice Chairman of
           Harry H. Penner, Jr.              the Board and Director
                                             (Principal Executive
                                             Officer)

                    *                       Executive Vice President,    July 14, 2000
___________________________________________  Secretary and Director
          John F. Tallman, Ph.D.

                    *                       Senior Vice President and    July 14, 2000
___________________________________________  Chief Business Officer
             Stephen R. Davis                (Principal Financial and
                                             Accounting Officer)

                    *                       Director                     July 14, 2000
___________________________________________
           Robert H. Roth, Ph.D.

                    *                       Director                     July 14, 2000
___________________________________________
           Jeffrey J. Collinson

                    *                       Director                     July 14, 2000
___________________________________________
                John Simon

                    *                       Director                     July 14, 2000
___________________________________________
          Robert N. Butler, M.D.


                    *                       Director                     July 14, 2000
___________________________________________
          Suzanne Woolsey, Ph.D.

                    *                       Director                     July 14, 2000
___________________________________________
           Barry M. Bloom, Ph.D.

                    *                       Director                     July 14, 2000
___________________________________________
            Mark Novitch, M.D.

                    *                       Director                     July 14, 2000
___________________________________________
              Julian C. Baker

                    *                       Director                     July 14, 2000
___________________________________________
           Felix J. Baker, Ph.D.

*By: ______________________________________
           Harry H. Penner, Jr.,
             Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
  3.1    Restated Certificate of Incorporation, filed June 17, 1994
         (incorporated by reference to Exhibit 4.1 to Registration Statement
         No. 33-81268 on Form S-8).

  3.2 By-Laws, as amended (incorporated by reference to Exhibit 3.6 to the Company's Form 10-K for the fiscal year ended December 31, 1993).

  5.1    Opinion of Milbank, Tweed, Hadley & McCloy LLP.

 23.1    Consent of PricewaterhouseCoopers LLP, Independent Auditors.

 23.2    Consent of Ernst & Young LLP, Independent Auditors.

 23.3    Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit
         5.1).

 24.1    Powers of Attorney of Frank C. Carlucci, Robert H. Roth, John Simon,
         John F. Tallman, Robert N. Butler, Jeffrey J. Collinson, Suzanne
         Woolsey, Mark Novitch, Barry M. Bloom, Julian C. Baker, and Felix J.
         Baker.